                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                               Skyline Corporation
                  ---------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                  ---------------------------------------------
                         (Title of Class of Securities)

                                    830830105
                  ---------------------------------------------
                                 (CUSIP Number)

                        (Holdings as of August 31, 2007)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [X]    Rule 13d-1(b)
                             [ ]    Rule 13d-1(c)
                             [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 419596101

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Met Investors Advisory, LLC
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [ ]
                Not Applicable
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                Maryland
--------------------------------------------------------------------------------
                       5.   Sole Voting Power:
     NUMBER OF
                                None
       SHARES               ----------------------------------------------------
                       6.   Shared Voting Power:
    BENEFICIALLY
                                857,257*
      OWNED BY              ----------------------------------------------------
                       7.   Sole Dispositive Power:
       EACH
                                0
     REPORTING              ----------------------------------------------------
                       8.   Shared Dispositive Power:
    PERSON WITH
                                857,257*
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                857,257*
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7

                10.22%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IA
--------------------------------------------------------------------------------

* Note 1: Met Investors Advisory, LLC, ("Met Investors") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MetLife Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of the Trust.

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Met Investors Series Trust
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
                Not Applicable
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                       5.   Sole Voting Power:
     NUMBER OF
                                None
       SHARES               ----------------------------------------------------
                       6.   Shared Voting Power:
    BENEFICIALLY
                                857,257
      OWNED BY              ----------------------------------------------------
                       7.   Sole Dispositive Power:
        EACH
                                0
     REPORTING              ----------------------------------------------------
                       8.   Shared Dispositive Power:
    PERSON WITH
                                857,257
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                857,257 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                10.22%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                IV
--------------------------------------------------------------------------------

ITEM 1(A)       Name of Issuer:

                        Skyline Corporation

 ITEM 1(B)      Address of Issuer's Principal Executive Offices:

                        P.O. Box 743,
                        2520 By-Pass Road, Elkhart, IN 46515

ITEM 2(A)       Name of Person Filing:

                        1) Met Investors Advisory, LLC
                        2) Met Investors Series Trust

ITEM 2(B)       Address of Principal Business Office or, if none, Residence:

                        5 Park Plaza, Suite 1900
                        Irvine, CA 92614

ITEM 2(C)       Citizenship:

                        1) Maryland
                        2) Delaware

ITEM 2(D)       Title of Class of Securities:

                        Common Stock, (the "Shares")

ITEM 2(E)       CUSIP Number:

                        830830105

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                (a)     [ ] Broker or dealer registered under section 15 of the
                            Act (15 U.S.C. 78o).

                (b)     [ ] Bank as defined in section 3(a)(6) of the Act
                            (15 U.S.C. 78c).

                (c)     [ ] Insurance company as defined in section 3(a)(19) of
                            the Act (15 U.S.C. 78c).

                (d)     [X] Investment company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C 80a-8).

                (e)     [X] An investment adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E);

                (f)     [ ] An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F);

                (g)     [ ] A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G);

                (h)     [ ] A savings associations as defined in Section 3(b) of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i)     [ ] A church plan that is excluded from the definition
                            of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                (j)     [ ] Group, in accordance with
                            Section 240.13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

ITEM 4(A):      Amount Beneficially Owned:

                        857,257 shares

ITEM 4(B):      Percent of Class:

                        10.22%

ITEM 4(C):      Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:

                        None

                (ii)    shared power to vote or to direct the vote:

                        857,257

                (iii)   sole power to dispose or to direct the  disposition of:

                        0

                (iv)    shared power to dispose or to direct the disposition of:

                        857,257

ITEM 5          Ownership of Five Percent or Less of a Class:

                        Not Applicable.

ITEM 6          Ownership of More than Five Percent on Behalf of Another Person:

                        Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                Company:

                        Not Applicable.

ITEM 8          Identification and Classification of Members of the Group:

                        Not Applicable.

ITEM 9          Notice of Dissolution of Group:

                        Not Applicable.
--------------------------------------------------------------------------------

ITEM 10 CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2007

                                        Met Investors Advisory, LLC

                                        By: /s/ Elizabeth M. Forget
                                           -------------------------------

                                        Met Investors Series Trust

                                        By: /s/ Elizabeth M. Forget
                                           -------------------------------